Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

LOBO EV TECHNOLOGIES LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type(1)	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value $0.001	Other	2,485,000	(2)(3)	$1.9425	(4)	$4,827,112.50	0.0001531	$739.1
Fees Previously Paid	—	—	—	—		—		—	—	739.1
	Total Offering Amounts							$4,827,112.50		$739.1
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fee Due									$739.1

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents up to 1,635,000 Ordinary Shares issuable upon the conversion of the Convertible Note and the 850,000 Ordinary Shares delivered to the Investor as Pre-delivery Shares.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per security and proposed maximum aggregate offering price are based on the floor price pursuant to the Securities Purchase Agreement between the Company and the Selling Shareholder dated December 10, 2024.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act, based upon the average of the high ($1.99) and low ($1.895) prices of the ordinary shares as reported on the Nasdaq Capital Market on January 3, 2025.